EXHIBIT 4.5

AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
MATRITECH, INC.

Matritech, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY (Pursuant to Section 242 of the Delaware General Corporation Law):

1.           The name of the Corporation is Matritech, Inc.;

2.           That the original Amended and Restated Certificate of Incorporation of Matritech, Inc. (the “Certificate”), filed with the Secretary of State of Delaware on July 16, 1992, is hereby amended by deleting Article FIRST in its entirety and substituting in place thereof the following:

“FIRST.  The name of the Corporation is MZT Holdings, Inc. (the “Corporation”).”

IN WITNESS WHEREOF, said Matritech, Inc. has caused this Amendment to be signed by Stephen D. Chubb, its Chief Executive Officer, this 12th day of December, 2007.

MATRITECH, INC. By: /s/ Stephen D. Chubb Name: Stephen D. Chubb Title: Chief Executive Officer